Exhibit 99.1

RECEPTOS, INC.

F-1

RECEPTOS, INC.

Condensed Consolidated Balance Sheets

(In thousands, except par value information)

(Unaudited)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$103,759	$458,278
Short-term investments	475,359	213,651
Prepaid expenses and other current assets	15,044	3,603
Total current assets	594,162	675,532
Property and equipment, net	3,710	966
Other assets	8,524	1,509
Total assets	$606,396	$678,007
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$10,548	$7,909
Accrued expenses	28,871	16,161
Accrued compensation and benefits	4,575	4,450
Total current liabilities	43,994	28,520
Deferred rent	4,318	—
Total liabilities	48,312	28,520
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000 shares authorized; 31,601 and 31,516 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	31	31
Additional paid-in capital	874,800	860,384
Accumulated comprehensive (loss) income	67	(49)
Accumulated deficit	(316,814)	(210,879)
Total stockholders' equity	558,084	649,487
Total liabilities and stockholders' equity	$606,396	$678,007

See accompanying notes to these unaudited condensed consolidated financial statements.

F-2

RECEPTOS, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Collaborative revenue	$—	$1,100	$—	$2,450
Operating expenses:
Research and development	58,852	20,408	94,894	40,415
General and administrative	8,480	3,763	13,866	6,522
Total operating expenses	67,332	24,171	108,760	46,937
Loss from operations	(67,332)	(23,071)	(108,760)	(44,487)
Other income (expense):
Interest income	484	76	787	149
Interest expense	—	(159)	—	(316)
Foreign currency gain	1,190	—	1,976	—
Other income	66	—	64	—
Net loss attributable to common stockholders	$(65,592)	$(23,154)	$(105,933)	$(44,654)

Net loss per share:
Net loss per common share, basic and diluted	$(2.09)	$(1.04)	$(3.38)	$(2.06)
Weighted-average shares used to compute basic and diluted net loss per common share	31,387	22,181	31,362	21,691

Comprehensive loss:
Net loss	$(65,592)	$(23,154)	$(105,933)	$(44,654)
Unrealized gain (loss) on marketable securities	(191)	2	116	(11)
Comprehensive loss	$(65,783)	$(23,152)	$(105,817)	$(44,665)

See accompanying notes to these unaudited condensed consolidated financial statements.

F-3

RECEPTOS, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended June 30,
	2015	2014
Cash flows from operating activities
Net loss	$(105,933)	$(44,654)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	12,371	4,622
Depreciation and amortization	121	141
Deferred rent	1,268	(67)
Amortization of discount on marketable securities	1,140	852
Change in operating assets and liabilities:
Prepaid expenses and other assets	(14,568)	(1,681)
Restricted cash in connection with leased facility and corporate credit card	(76)	—
Accounts payable	2,930	(1,099)
Accrued expenses	11,965	85
Accrued compensation and benefits	125	(59)
Deferred revenue	—	1,500
Net cash used in operating activities	(90,657)	(40,360)
Cash flows from investing activities
Purchases of marketable securities	(439,135)	(98,817)
Maturities and sales of marketable securities	176,402	49,352
Purchases of property and equipment	(3,156)	(213)
Net cash used in investing activities	(265,889)	(49,678)
Cash flows from financing activities
Proceeds from issuance of common stock, net	—	305,166
Proceeds from exercise of common stock options and warrants, net of repurchase of restricted common stock	2,039	45
Payment of accrued offering costs	(55)
Other	43	—
Net cash provided by financing activities	2,027	305,211
Net increase (decrease) in cash and cash equivalents	(354,519)	215,173
Cash and cash equivalents at beginning of period	458,278	23,805
Cash and cash equivalents at end of period	$103,759	$238,978

Supplemental disclosure of cash flow information:
Capitalized costs associated with leased building	$3,050	$12,000
Accrued expenses relating to prepaid research and development services	$817	$—
Release of repurchase liability for stock options and restricted stock shares	$18	$34

See accompanying notes to these unaudited condensed consolidated financial statements.

F-4

RECEPTOS, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Organization and Basis of Presentation

Description of Business

Receptos, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapeutics in immune disorders for specialty markets including for Relapsing Multiple Sclerosis (RMS), Inflammatory Bowel Disease (IBD) and Eosinophilic Esophagitis (EoE). The Company was incorporated in the state of Delaware on September 26, 2008 under the name Receptor Pharmaceuticals, Inc., and commenced significant operations in 2009. As used in this report, unless the context suggests otherwise, “the Company” and “Receptos” mean Receptos, Inc.

The consolidated financial statements include the accounts of Receptos, Inc. and its wholly owned subsidiaries, Apoptos, Inc. (Apoptos) and Receptos UK Ltd., which are both currently inactive. All intercompany balances and transactions among the consolidated entities have been eliminated in consolidation.

Recent Developments

On July 14, 2015, the Company entered into an Agreement and Plan of Merger (Merger Agreement) with Celgene Corporation, a Delaware corporation (Celgene), and Strix Corporation, a Delaware corporation and a wholly owned subsidiary of Celgene (Purchaser), pursuant to which, and on the terms and subject to the conditions thereof, among other things, on July 28, 2015 Purchaser commenced a tender offer (Offer) to acquire all of our outstanding shares of common stock, subject to certain customary exceptions set forth in the Merger Agreement.  For additional information regarding the Merger Agreement, please refer to Note 10—Subsequent Event.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and the rules and regulations of the Securities and Exchange Commission (SEC) related to interim reporting in a quarterly report on Form 10-Q. Certain information and note disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to those rules and regulations. The unaudited condensed consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results for the periods presented. All such adjustments are of a normal and recurring nature. The operating results presented in these unaudited condensed consolidated financial statements are not necessarily indicative of the results that may be expected for any future periods. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for the year ended December 31, 2014 included in the Company’s Form 10-K.

Liquidity

The Company has incurred losses and negative cash flows from operating activities since inception. As of June 30, 2015, the Company had an accumulated deficit of $316.8 million. The Company anticipates that it will continue to incur net losses into the foreseeable future as it (i) continues the development and commercialization of its drug candidates, (ii) works to develop additional drug candidates through research and development programs; and (iii) expands its corporate infrastructure. The Company had cash, cash equivalents and short-term investments of $579.1 million as of June 30, 2015. Based on the Company’s current business plan, management believes that existing cash and cash equivalents and short-term investments will be sufficient to fund the Company’s obligations for at least the next 12 months. The Company plans to continue to fund its losses from operations and capital funding needs through cash and investments on hand, as well as future debt and equity financing and potential collaboration arrangements. If the Company is not able to secure adequate additional funding, it may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these actions could materially harm the Company’s business, results of operations and future prospects.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Company’s condensed consolidated financial statements in conformity with U.S. GAAP requires management to make informed estimates and assumptions that impact the reported amounts of assets, liabilities, revenues and

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expenses and the disclosure of contingent assets and liabilities in the Company’s condensed consolidated financial statements and accompanying notes. The most significant estimates in the Company’s condensed consolidated financial statements relate to clinical trial accruals. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may ultimately differ materially from these estimates and assumptions.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment, operating primarily in the United States.

Cash and Cash Equivalents

The Company classifies time deposits and other investments that are highly liquid and have maturities of three months or less at the date of purchase as cash equivalents. The carrying amounts approximate fair value due to the short maturities of these instruments. As of June 30, 2015 and December 31, 2014, cash and cash equivalents include cash in readily available checking and money market accounts, as well as government sponsored entities and corporate debt securities.

Short-Term Investments

The Company carries short-term investments classified as available-for-sale at fair value as determined by prices for identical or similar securities at the balance sheet date. Short-term investments consist of both Level 1 and Level 2 financial instruments in the fair-value hierarchy. The Company records unrealized gains and losses as a component of other comprehensive loss within the statements of operations and comprehensive loss and as a separate component of stockholders’ equity. Realized gains or losses on available-for-sale securities are determined using the specific identification method and the Company includes net realized gains and losses in interest income.

At each balance sheet date, the Company assesses available-for-sale securities in an unrealized loss position to determine whether the unrealized loss is other-than-temporary. The Company considers factors including: the significance of the decline in value compared to the cost basis, underlying factors contributing to a decline in the prices of securities in a single asset class, the length of time the market value of the security has been less than its cost basis, the security’s relative performance versus its peers, sector or asset class, expected market volatility and the market and economy in general. An impairment loss is recognized at the time the Company determines that a decline in the fair value below its cost basis is other-than-temporary. The Company does not generally intend to sell the investments and it is not more likely than not that we will be required to sell the investments before recovery of their amortized cost bases, which may be maturity.

Restricted Cash

Restricted cash as of June 30, 2015 consists of $292,000 to secure lines of credit associated with leased facilities and $50,000 to secure the Company’s corporate credit card. The short term portion of restricted cash is grouped within prepaid expenses and other current assets while the long term portion of restricted cash is grouped with other assets.

Fair value of Financial Instruments

The valuation of assets and liabilities are subject to fair value measurements using a three-tiered approach and fair-value measurement is classified and disclosed by the Company in one of the following three categories:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The carrying amounts of all cash equivalents, accounts payable, accrued expenses and accrued compensation and benefits are reasonable estimates of their fair value because of the short-term nature of these items. The Company reports its available-for-sale securities at their estimated fair value based on quoted market prices for identical or similar instruments.

F-6

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents and short-term investments. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash balances due to the financial position of the depository institutions in which those deposits are held. Additionally, the Company has established guidelines regarding approved investments and maturities of investments, which are designed to preserve principal and liquidity.

Property and Equipment

Property and equipment is carried at cost and depreciation is computed using the straight-line method over the estimated useful lives of the assets (generally three to ten years). The Company amortizes leasehold improvements over the lease term or the useful life of the improvement, whichever is shorter (including any renewal periods that are deemed to be reasonably assured). The Company expenses repair and maintenance costs that do not improve service potential or extend economic life as such costs are incurred.

Impairment of Long-Lived Assets

The Company reviews property and equipment for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An impairment loss would be recognized when estimated future undiscounted cash flows relating to the asset are less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of an asset exceeds its fair value. While the Company’s current and historical operating losses and negative cash flows are possible indicators of impairment, management believes that the future cash flows to be generated by these assets support the carrying value of its long-lived assets and, accordingly, has not recognized any impairment losses through June 30, 2015.

Income Taxes

The accounting guidance for uncertainty in income taxes prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities based on the technical merits of the position.

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized. When the Company establishes or reduces the valuation allowance against its deferred tax assets, its provision for income taxes will increase or decrease, respectively, in the period such determination is made.

Revenue Recognition

The Company enters into arrangements with pharmaceutical and biotechnology partners that may involve multiple deliverables. The Company’s arrangements may contain upfront payments, license fees for research and development arrangements, research and development funding and milestone payments under collaborative agreements. Each deliverable in the arrangement is evaluated to determine whether it meets the criteria to be accounted for as a separate unit of accounting or whether it should be combined with other deliverables. Revenue is recognized separately for each unit of accounting when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectability is reasonably assured.

Upfront Fees. When management determines the Company has a single unit of accounting under its collaborative arrangements, upfront fees received for collaborative agreements are recognized ratably over the expected performance period under each respective arrangement. As a result, management makes its best estimate of the period over which the Company expects to fulfill its performance obligations under that agreement. Any amounts received under the agreements in advance of performance, if deemed substantive, are recorded as deferred revenue and recognized as revenue as the Company completes its performance obligations.

Milestones. The Company evaluates all milestones at the beginning of the agreement to determine if they meet the definition of a substantive milestone. Revenue is recognized from milestone payments when earned, provided that (i) the milestone event is substantive, in that it can only be achieved based in whole or in part on either the Company’s performance or on the occurrence of a

F-7

specific outcome resulting from the Company’s performance, and its achievability was not reasonably assured at the inception of the agreement, (ii) the Company does not have ongoing performance obligations related to the achievement of the milestone, and (iii) it would result in the receipt of additional payments. A milestone payment is considered substantive if all of the following conditions are met: (i) the milestone payment is non-refundable; (ii) achievement of the milestone was not reasonably assured at the inception of the arrangement; (iii) substantive effort is involved to achieve the milestone; and (iv) the amount of the milestone payments appears reasonable in relation to the effort expended, the other milestones in the arrangement and the related risk associated with the achievement of the milestone.

Deferred Revenue. Amounts received prior to satisfying the above revenue recognition criteria are recorded as deferred revenue in the accompanying condensed consolidated balance sheets. Amounts not expected to be recognized within the next 12 months are classified as non-current deferred revenue.

Research and Development

Research and development (R&D) expenses include the costs associated with the Company’s R&D activities, including salaries, benefits and occupancy costs. Also included in R&D expenses are third-party costs incurred in conjunction with contract manufacturing for the Company’s R&D programs and clinical trials, including the cost of clinical trial drug supply shipped to the Company’s clinical study vendors, costs incurred by contract research organizations (CROs) and regulatory expenses. R&D costs are expensed as incurred, except when accounting for nonrefundable advance payments for goods or services to be used in future R&D activities. These payments are capitalized at the time of payment and expensed as the related goods are delivered or the services are performed.

Clinical Trial Costs and Accruals

A significant portion of the Company’s clinical trial costs relate to contracts with CROs. The financial terms of its CRO contracts may result in payment flows that do not match the periods over which materials or services are provided to the Company under such contracts. The Company’s objective is to reflect the appropriate clinical trial expenses in its condensed consolidated financial statements by matching those expenses with the period in which services and efforts are expended. As part of the process of preparing its condensed consolidated financial statements, the Company relies on cost information provided by its CROs (concerning monthly expenses as well as reimbursement for pass through costs). The Company is also required to estimate certain of its expenses resulting from its obligations under its CRO contracts. Accordingly, the Company’s clinical trial accrual is dependent upon the timely and accurate reporting of CROs and other third-party vendors.

Stock-Based Compensation

The Company incurs stock-based compensation expense related to restricted stock and stock options.  Restricted stock units (RSU) and performance stock units (PSU) are all considered restricted stock. The fair value of restricted stock is determined by the closing market price of the Company’s common stock on the date of grant. The Company recognizes share-based compensation expense based on the fair value on a straight-line basis over the requisite service periods of the awards, taking into consideration estimated forfeitures. PSU represents a right to receive a certain number of shares of common stock based on the achievement of corporate performance goals and continued employment during the vesting period. At each reporting period, the Company reassesses the probability of the achievement of such corporate performance goals and any additional expenses resulting from an adjustment in the estimated shares to be released are treated as a cumulative catch-up in the period of adjustment.

The Company accounts for stock-based compensation expense related to stock options granted to employees and members of its board of directors by estimating the fair value of each stock option on the date of grant using the Black-Scholes options-pricing model, net of estimated forfeitures. In estimating fair value for options issued under the Company’s 2013 Stock Incentive Plan (2013 Plan), expected volatility was based on historical volatility of comparable publicly-traded companies. As the Company’s historical option exercise experience does not provide a reasonable basis upon which to estimate the expected term, the Company used the simplified method. Expected life is calculated in two tranches based on the employment level defined as director or employee. The risk-free rate used in calculating fair value of stock options for periods within the expected term of the option is based on the U.S. Treasury yield bond curve in effect on the date of grant. For awards subject to time-based vesting conditions, stock-based compensation expense is recognized using the straight-line method. In accordance with the authoritative accounting literature, options subject to both performance and time-based vesting conditions are expensed using an accelerated multiple-option approach. Under the accelerated multiple-option approach (also known as the graded-vesting method), compensation expense is recognized over the requisite service period for each separately vesting tranche of the award as though the award was, in substance, multiple awards, resulting in accelerated expense recognition during the earlier vesting periods. The Company accounts for stock options granted to non-employees using the fair value approach. Stock options granted to non-employees are subject to periodic revaluation over their vesting terms.

F-8

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and/or circumstances from non-owner sources.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period, without consideration of common stock equivalents. Diluted net loss per share is calculated by dividing the net loss by the weighted-average number of common shares and dilutive common stock equivalents outstanding for the period determined using the treasury-stock method. The calculation of the weighted-average number of shares outstanding excludes shares which have been issued upon the early exercise of stock options and are subject to future vesting and unvested restricted stock totaling 0.1 million and 0.3 million shares as of June 30, 2015 and 2014, respectively.

Basic and diluted net loss per share are equivalent because the Company has incurred a net loss in all periods presented, causing any potentially dilutive securities, consisting of common stock options, to be anti-dilutive. The calculation of net loss per share excludes potentially dilutive common stock options totaled 2.0 million and 2.0 million shares as of June 30, 2015 and 2014, respectively.

Recent Accounting Pronouncements

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (FASB) issued accounting guidance on the recognition of revenue from customers that supersedes most current revenue recognition guidance, including industry-specific guidance. The guidance provides that an entity recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. The new standard allows for two methods of adoption: (a) full retrospective adoption, meaning the standard is applied to all periods presented, or (b) modified retrospective adoption, meaning the cumulative effect of applying the new standard is recognized as an adjustment to the opening retained earnings balance. On July 9, 2015, the FASB voted to defer the effective date of its revenue recognition standard by a year but also permits entities to adopt one year earlier if they choose (i.e., the original effective date) and, as a result, the guidance as currently issued will be effective for the Company starting in 2018. The Company is evaluating the alternative transition methods and the potential effects of the adoption of this update on its financial statements.

3.	Short-Term Investments

The Company invests its excess cash in available-for-sale securities consisting of money market funds, commercial paper, government sponsored entities and debt instruments of financial institutions and corporations. Available-for-sale securities with maturities of three months or less from date of purchase are classified as part of cash equivalents in the accompanying consolidated balance sheets. Available-for-sale securities with maturities greater than three months from date of purchase are classified as part of short-term investments in the accompanying consolidated balance sheets.

Available-for-sale securities classified as cash equivalents amounted to $71.2 million and $411.6 million as of June 30, 2015 and December 31, 2014, respectively.

The carrying value of available for sale securities classified as short-term investments consisted of the following (in thousands):

	As of June 30, 2015
	Amortized	Unrealized	Unrealized	Fair Market
	Cost	Gains	Losses	Value
Commercial paper	$194,082	$162	$—	$194,244
Government sponsored entities	29,267	3	—	29,270
Corporate debt securities	251,946	6	(107)	251,845
Total	$475,295	$171	$(107)	$475,359

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	As of December 31, 2014
	Amortized	Unrealized	Unrealized	Fair Market
	Cost	Gains	Losses	Value
Commercial paper	$30,164	$34	$—	$30,198
Government sponsored entities	$73,623	—	(9)	73,614
Corporate debt securities	109,913	—	(74)	109,839
Total	$213,700	$34	$(83)	$213,651

All of the Company’s available-for-sale securities held at June 30, 2015 and December 31, 2014 had maturity dates of less than 18 months. The Company has classified all of its available-for-sale investment securities, including those with maturities beyond one year, as current assets on the accompanying consolidated balance sheets based on the highly liquid nature of these investment securities and because these investment securities are considered available for use in current operations.

At June 30, 2015 and December 31, 2014, none of the Company’s available-for-sale securities were in a material unrealized loss position. The Company reviewed its investment holdings as of June 30, 2015 and determined that its unrealized losses were not considered to be other-than-temporary based upon (i) the financial strength of the issuing institution and (ii) the fact that all securities have been in an unrealized loss position for less than 12 months. As such, the Company has not recognized any such impairment in its financial statements. The Company did not realize any significant gains or losses on sales of available-for-sale securities for the three month period ended June 30, 2015 or the year ended December 31, 2014.

4.	Fair Value Measurements

Available-for-sale investment securities are classified within the fair-value hierarchy as defined by authoritative guidance. The Company obtains the fair value of its Level 2 financial instruments from the custodian bank or from a professional pricing service. The Company’s Level 2 financial instruments are valued using market prices on less active markets and model-derived valuations with observable valuation inputs such as interest rates and yield curves. The Company obtains the fair value of Level 2 financial instruments from quoted market price, calculated price or quotes from third-party pricing services. The Company validates fair value through independent valuation testing and review of portfolio valuations provided by the Company’s investment managers. There were no transfers between Level 1 and Level 2 securities during the three months ended June 30, 2015 or the year ended December 31, 2014.

The fair value of the Company’s investment holdings is summarized in the following tables (in thousands):

	As of June 30, 2015
	Total Fair	Fair Value Determined Under
	Value	Level 1	Level 2	Level 3
Money market funds	$71,219	$71,219	$—	$—
Commercial paper	194,242	—	194,242	—
Government sponsored entities	29,269	29,269	—	—
Corporate debt securities	251,848	—	251,848	—
Total	$546,578	$100,488	$446,090	$—

	As of December 31, 2014
	Total Fair	Fair Value Determined Under
	Value	Level 1	Level 2	Level 3
Money market funds	$67,374	$67,374	$—	$—
Commercial paper	30,198	—	30,198	—
Government sponsored entities	417,814	417,814	—	—
Corporate debt securities	109,839	—	109,839	—
Total	$625,225	$485,188	$140,037	$—

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5.	Balance Sheet Details

Prepaid Expenses and Other Current Assets

The following table summarizes major classes of prepaid expenses and other current assets (in thousands):

	June 30,	December 31,
	2015	2014
Prepaid research and development services	$1,966	$751
Interest receivable	1,397	1,035
Prepaid insurance	580	986
Prepaid contract research costs	503	90
Other prepaid costs	10,598	741
Total prepaid expenses and other current assets	$15,044	$3,603

Property and Equipment

The following table summarizes major classes of property and equipment (in thousands):

		June 30,	December 31,
	Useful life	2015	2014

Laboratory equipment	3 years	3,619	3,054
Computer equipment and software	3 years	37	36
Furniture and fixtures	5 to 10 years	877	812
Leasehold improvements	5 to 10 years	—	880
Construction in process		2,106	—
		6,639	4,782
Less accumulated depreciation and amortization		(2,929)	(3,816)
Property and equipment, net		$3,710	$966

The following table summarizes major classes of accrued liabilities (in thousands):

	June 30,	December 31,
	2015	2014
Accrued research and development services	$20,049	$11,149
Other accrued liabilities	8,822	5,012
Total accrued expenses	$28,871	$16,161

6.	Collaborative Arrangements

In December 2011, the Company entered into a co-exclusive Collaboration Agreement with Ono Pharmaceutical Co., Ltd., or Ono, to utilize the Company’s proprietary GPCR structure determination technologies for the identification of a high resolution novel protein crystal structure of an Ono proprietary GPCR drug discovery target. In December 2011, Ono paid the Company an upfront fee as consideration for technology access. The Company determined there was one unit of accounting under the Collaboration Agreement, and as such, recognized the upfront fee as collaborative revenue on a straight-line basis over the expected period of performance of the arrangement. The Collaboration Agreement also provided for certain other milestone payments which the Company concluded did not meet the definition of a substantive milestone, inasmuch as achievability was reasonably assured at the inception of the Collaboration Agreement. Such milestone payments were also deferred and were amortized over the estimated period of performance of the arrangement. In December 2013, the Collaboration Agreement was amended to allow for the early termination of the research term and the Company agreed to perform technology transfer and training with respect to, and to grant Ono a non-exclusive sublicense to, the Company’s GPCR technology platform for high-resolution crystal structure determination (the Amendment). Pursuant to the Amendment, the Company received upfront license and collaborative research termination fees totaling $3.7 million in the first quarter of 2014. The Company determined there was one unit of accounting under the Amendment. As such, the upfront fees of $3.7 million, along with the remaining deferred revenue of $0.7 million from the Collaboration Agreement, were amortized over the revised expected period of performance of 12 months.

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The Company received notice from Ono in August 2014 that all deliverables specified by the Amendment had been satisfied in full, and as such, the Company recognized all previously deferred revenue associated with the collaboration with Ono. During the third quarter of 2014, the Company also recognized collaborative revenue of $1.3 million associated with a technology transfer milestone payment received in connection with the Amendment.

Revenue under the Collaboration Agreement, as amended, with Ono for the three and six months ended June 30, 2014 was $1.1 million and $2.5 million, respectively.  No revenue was recognized under the Collaboration Agreement in 2015.

The Company remains eligible for (i) future technology transfer milestone payments of up to an additional $0.8 million (upon satisfaction of certain predetermined criteria), (ii) research milestones of up to another $1.8 million based on successful completion of certain research activities and (iii) development milestone payments of up to $13.5 million for the achievement of development milestones based solely upon Ono’s performance.

7.	Commitments and Contingencies

License Agreements

The Company has license agreements with The Scripps Research Institute, or TSRI, that require it to make annual license maintenance payments and future payments upon the success of licensed products that include milestones and/or royalties. The Company’s agreements with TSRI include the following:

S1P1R Modulators License Agreement. In April 2009, the Company entered into a License Agreement with TSRI, whereby the Company received an exclusive worldwide license under the Licensed Patent Rights (as defined in the agreement) for S1P1R modulators and a non-exclusive worldwide license to the Licensed Materials (as defined in the agreement). In consideration, the Company (i) agreed to pay a nominal annual maintenance fee, (ii) is responsible for paying royalties on annual net sales of Licensed Product (as defined in the agreement) ranging between 1.5% and 2.0%, until such time as the expiration of the last valid claim in the Licensed Patent Rights, (iii) is responsible for paying royalties ranging between 0.75% and 1.0%, on annual net sales of Non-Patent Product (as defined in the agreement) until such time as one or more generic versions of such Non-Patent Product are commercially sold and the Company demonstrates to TSRI that sales of such generic products account for a specific percentage of aggregate unit sales in a calendar quarter, (iv) is responsible for paying product development milestone payments not to exceed $4.4 million, and (v) is responsible for paying a percentage of any sublicense revenue payments received by the Company.

Technology Platform License Agreement. In June 2009, the Company entered into a Technology Platform License Agreement with TSRI whereby the Company received an exclusive worldwide license under the Licensed Patent Rights (as defined in the agreement) and a non-exclusive worldwide license under the Know-How (as defined in the agreement). In consideration, the Company (i) agreed to pay a nominal annual maintenance fee beginning after June 18, 2011, which is credited against running royalties during the term of the agreement, (ii) agreed to pay running royalties at a de minimis rate of annual net sales of Company Products (as defined in the agreement) until June 18, 2019, (iii) agreed to pay product development milestone payments not to exceed approximately $1.0 million and (iv) is required to make non-creditable, non-refundable Aggregate Technology Income (ATI) (as defined in the agreement) payments of 7.5% of the first $100 million of cumulative ATI, except that no ATI payments is due on the first $2.5 million in cumulative ATI, and a reduced percentage of that portion of cumulative ATI that is in excess of $100 million. All product development milestone and ATI payments are payable up to June 18, 2027.

Royalty consideration paid to TSRI under these agreements for the three and six months ended June30, 2014 was $0.0 million and $0.6 million, respectively.  No royalty consideration was paid to TSRI under these agreements in 2015.  Royalties are expensed as incurred and are included in research and development expenses in the condensed consolidated statements of operations. As of June 30, 2015, the Company was not required to record an accrual for royalties.

Operating Lease

On December 24, 2014, the Company moved into its new laboratory and office space headquarters in San Diego, California. In February 2015, the Company amended the lease agreement for its 42,047 square foot corporate headquarters to increase the leased space by 23,478 square feet and, in connection therewith, also increased the letter of credit for the security deposit held by the landlord from $0.1 million to $0.2 million. The rent commencement date for the expansion space is the earlier to occur of: (i) the date the Company commences doing business in the expansion space, or (ii) August 2015. The amended lease extended the lease termination date of the original 42,047 square foot space so that the lease termination date of the entire 65,525 square foot premises is 10 years from the rent commencement date for the expansion space. The lease for the entire premises can be terminated by the Company after 66 months from the commencement date, subject to payment of a lease termination fee as well as certain other costs. The Company has the option to extend the term of the lease for the entire premises for an additional five year period with a base rent equal to the

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then market rate. As part of the amended lease agreement, the company also leased 6,477 square feet of temporary space beginning February 15, 2015 for a term of 20 months. The total estimated rent payments are $30.2 million under the amended lease for the entire premises including the temporary space.

Based on the terms of the amended lease agreement and applicable accounting rules, the Company was deemed to be the owner of the tenant improvements associated with the expansion space. As a result, the Company has included $3.0 million in tenant improvement allowances within long-term deferred rent with a corresponding amount also included in other long-term assets on the Company’s condensed consolidated balance sheet at June 30, 2015.

The Company previously occupied laboratory and office space under a lease which expired in January 2015. Under the terms of the lease the Company maintained a letter of credit totaling $0.1 million.

The Company recognizes minimum rent payments and escalation clauses on a straight-line basis over the lease terms. The Company accounts for the difference between the minimum lease payments and the straight-line amount as deferred rent. The Company also pays property taxes, maintenance and insurance, in addition to rent. Rent expense for the three and six months ended June 30, 2015 was $0.8 million and $1.4 million, respectively, and for the three and six months ended June 30, 2014 was $0.1 million and $0.3 million, respectively.

Litigation

From time to time, the Company may be involved in various lawsuits, legal proceedings, or claims that arise in the ordinary course of business. Management does not believe any legal proceedings or claims pending at June 30, 2015 will have, individually or in the aggregate, a material adverse effect on its business, liquidity, financial position or results of operations. Litigation, however, is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company’s business.

8.	Stockholders’ Equity

Common Stock

Restricted Common Stock

The Company’s 2008 Stock Plan allowed for the early exercise of options issued under the plan. As of June 30, 2015, 77,000 shares are unvested and subject to repurchase resulting from the early exercise of options. Under the authoritative guidance, early exercise is not considered an exercise for accounting purposes and, therefore, any payment for unvested shares is recognized as a liability at the original exercise price. This repurchase obligation is included in accrued expenses. During the six months ended June 30, 2015 and 2014, the Company repurchased 10 and 13,870 unvested shares, respectively, which were previously purchased pursuant to early exercised stock options.

Prior to 2013, the Company issued restricted common stock to certain founders and officers of the Company. As of June 30, 2015, 29,000 shares associated with these restricted stock awards were subject to repurchase by the Company.

Public Offerings of Common Stock

In May 2013, the Company completed the initial public offering of its common stock (the IPO) of 5,933,277 shares of common stock at an offering price of $14.00 per share. The Company received net proceeds of approximately $75.0 million, after deducting underwriting discounts, commissions and offering-related transaction costs of $8.1 million.

During January 2014, the Company completed an underwritten public offering of 3,818,000 shares of its common stock at an offering price of $30.75 per share. The Company received net proceeds from this offering of approximately $109.9 million, after deducting underwriting discounts, commissions and offering-related expenses of $7.5 million.

During June 2014, the Company completed an underwritten public offering of 5,097,950 shares of its common stock at an offering price of $40.25 per share. The Company received net proceeds from this offering of approximately $195.0 million, after deducting underwriting discounts, commissions and offering-related expenses of $10.1 million.

During November 2014, the Company completed an underwritten public offering of 4,140,000 shares of its common stock at an offering price of $100.00 per share. The Company received net proceeds from this offering of approximately $396.7 million, after deducting underwriting discounts, commissions and offering-related expenses of $17.3 million.

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9.	Stock Options and Stock-Based Compensation

The Company’s 2013 Plan provides for the granting of stock options, restricted stock, stock appreciation rights, stock unit and cash-based awards to employees, non-employee directors and consultants. The Company issues both performance-based and time-based stock options and restricted stock awards. Performance-based awards generally vest 25% upon achievement of a milestone event, with monthly time-based vesting over the subsequent 36 months, while time-based awards generally vest over a four-year period commencing on the first anniversary of the date of grant with monthly or yearly vesting thereafter. Milestone events are specific to corporate goals. Awards generally expire 10 years from the date of grant.

The following table summarizes stock option activity for the six months ended June 30, 2015 (share amounts in thousands):

		Weighted
		Average
		Exercise
		Price
	# Shares	per Share
Outstanding at December 31, 2014	1,927	$26.31
Granted	172	114.77
Exercised	(84)	25.01
Forfeited	(4)	—
Outstanding at June 30, 2015	2,011	$33.92

The Company uses the Black-Scholes option pricing model to estimate the grant date fair value of its stock options. The following table summarizes stock-based compensation expense for all equity awards granted (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Research and development	$4,195	$1,330	$6,310	$2,367
General and administrative	4,397	1,447	6,061	2,255
Total stock-based compensation expense	$8,592	$2,777	$12,371	$4,622

10.	Subsequent Event

On July 14, 2015, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Celgene Corporation, a Delaware corporation (“Celgene”), and Strix Corporation, a Delaware corporation and a wholly owned subsidiary of Celgene (“Purchaser”), pursuant to which, and on the terms and subject to the conditions thereof, among other things, on July 28, 2015 Purchaser commenced a tender offer (“Offer”) to acquire all of our outstanding shares of common stock (the “Company Shares”), subject to certain customary exceptions set forth in the Merger Agreement, at a purchase price of $232.00 per Company Share net to the holder thereof in cash (Offer Price), subject to reduction for any applicable withholding taxes, without interest. The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, following completion of the Offer, and in accordance with the General Corporation Law of the State of Delaware, Purchaser will be merged with and into the Company and the Company will be the surviving corporation and a wholly owned subsidiary of Celgene (Merger). The obligation of Celgene and Purchaser to complete the Offer and consummate the Merger is subject to certain conditions, including (i) the expiration or termination of any waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) that the number of Company Shares validly tendered and not withdrawn in accordance with the terms of the Offer (not including Company Shares tendered pursuant to guaranteed delivery procedures unless and until such shares are actually received in accordance with the terms of the Offer), together with the Company Shares then owned by Purchaser, represents at least a majority of all then outstanding Company Shares, (iii) the absence of any law or order by any governmental authority that would make illegal or otherwise prohibit, restrict or prevent the Offer, the acquisition of Company Shares by Celgene or Purchaser or the Merger, and (iv) other customary conditions. These conditions are described in more detail in the Merger Agreement, which we filed as an exhibit to the Current Report on Form 8-K with the SEC on July 16, 2015.

In addition, at the effective time of the Merger (Effective Time), (i) each outstanding option to purchase Company Shares (Company Option) will be canceled and converted into the right to receive an amount in cash, if any, without interest and less the amount of any tax withholdings, equal to the product of (A) the excess, if any, of (1) the Offer Price over (2) the exercise price per share of such Company Option, and (B) the number of Company Shares underlying such Company Option, and (ii) each outstanding

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Company restricted stock unit award (Company RSU Award) will be canceled and converted into the right to receive an amount in cash, if any, without interest and less the amount of any tax withholdings, equal to the product of (A) the Offer Price, and (B) the number of Company Shares underlying such Company RSU Award immediately prior to the Effective Time. To the extent a Company Option or Company RSU Award is unvested as of the Effective Time, the corresponding cash amount will be paid on the later of the Effective Time and December 31, 2015 (Anniversary Date), subject to the former award holder’s continued service through such date (except that such amount will be paid earlier upon a termination of employment without cause, for good reason (i.e., a constructive termination) or due to such former award holder’s death or disability or if the former award is subject to earlier vesting pursuant to the original terms thereof).  Any Company Option or Company RSU Award that is vested or held by a non-employee member of our board of directors will be paid as soon as reasonably practicable (but not later than the first payroll period) after the Effective Time.

On July 20, 2015, a putative class action, Scott v. Receptos, Inc., related to the Merger Agreement was commenced by the filing of a complaint in the Court of Chancery for the State of Delaware, Case No. 11316, against us, members of our Board, Parent and Purchaser.  Four other complaints, Cacioppo v. Hasnain and Rosenberg v. Receptos, Inc., (Case Nos. 11324 and 11325) filed on July 23, Kadin v. Receptos, Inc., filed on July 27 (Case No. 11337), and Rockaway v. Hasnain, filed on July 28, 2015 (Case No. 11346), raise similar putative class claims in the Court of Chancery for the State of Delaware, against some or all of us, members of our Board, Parent and Purchaser. These complaints generally allege breaches of fiduciary duty by the members of our Board in connection with the Merger Agreement. In the Scott, Rosenberg, Kadin and Rockaway actions, the plaintiffs also allege that Parent and Purchaser aided and abetted the purported breaches of fiduciary duty. These complaints seek equitable and injunctive relief, including an order enjoining the defendants from completing the proposed merger transaction, rescission of any consummated transaction, unspecified damages and attorneys’ fees. We believe these lawsuits are wholly without merit, and intend to vigorously defend against them.

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